                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                              JACKSON HEWITT INC.

                                       AT

                              $68.00 NET PER SHARE

                                       BY

                              HJ ACQUISITION CORP.

                          A WHOLLY OWNED SUBSIDIARY OF

                                HFS INCORPORATED

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON
             MONDAY, JANUARY 5, 1998, UNLESS THE OFFER IS EXTENDED.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES (AS DEFINED HEREIN) WHICH CONSTITUTES MORE THAN TWO-THIRDS OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS, WITHOUT GIVING EFFECT TO ANY SHARES ISSUABLE PURSUANT TO THE STOCK OPTION AGREEMENT (AS DEFINED HEREIN). THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS. SEE SECTION 14.
                            ------------------------

    THE BOARD OF DIRECTORS OF JACKSON HEWITT INC. (THE "COMPANY") HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER (AS DEFINED HEREIN), HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE SHAREHOLDERS OF THE COMPANY AND RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

                                   IMPORTANT

    Any shareholder desiring to tender all or any portion of his shares of Common Stock, par value $.02 per share, of the Company (the "Shares"), should either (a) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing tendered Shares, and any other required documents, to the Depositary or tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3 or (b) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. A shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such shareholder desires to tender such Shares.

    Any shareholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

    Questions and requests for assistance may be directed to the Information Agent or the Dealer Managers at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent. A shareholder may also contact brokers, dealers, commercial banks and trust companies for assistance concerning this Offer.

                     The Dealer Managers for the Offer are:

MERRILL LYNCH & CO.                                            SMITH BARNEY INC.

NOVEMBER 25, 1997

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                            -----------
Introduction..............................................................................................           3
1. Terms of the Offer.....................................................................................           5
2. Acceptance for Payment and Payment for Shares..........................................................           6
3. Procedures for Tendering Shares........................................................................           7
4. Withdrawal Rights......................................................................................          10
5. Certain Federal Income Tax Consequences................................................................          10
6. Price Range of Shares; Dividends.......................................................................          11
7. Effect of the Offer on the Market for the Shares; Nasdaq Quotation and Exchange Act Registration.......          11
8. Certain Information Concerning the Company.............................................................          12
9. Certain Information Concerning the Purchaser and Parent................................................          14
10. Source and Amount of Funds............................................................................          15
11. Background of the Offer; Contacts with the Company....................................................          16
12. Purpose of the Offer, Merger, Merger Agreement and the Other Transaction Agreements...................          17
13. Dividends and Distributions...........................................................................          28
14. Conditions to the Offer...............................................................................          28
15. Certain Legal Matters.................................................................................          30
16. Fees and Expenses.....................................................................................          32
17. Miscellaneous.........................................................................................          32
Schedule I--Information Concerning Directors and Executive Officers of Parent and the Purchaser...........         S-1

To the Holders of Common Stock of
  JACKSON HEWITT INC.:

INTRODUCTION

    HJ Acquisition Corporation, a Virginia corporation (the "Purchaser") and a wholly owned subsidiary of HFS Incorporated, a Delaware corporation ("Parent"), hereby offers to purchase all outstanding shares of common stock, par value $.02 per share (the "Shares"), of Jackson Hewitt Inc., a Virginia corporation (the "Company"), at $68.00 per Share (the "Offer Price"), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer").

    Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. The Purchaser will pay all fees and expenses of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Smith Barney Inc., who are acting as the Dealer Managers (the "Dealer Managers"), ChaseMellon Shareholder Services, L.L.C., which is acting as the Depositary (the "Depositary"), and MacKenzie Partners, Inc., which is acting as the Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

    The Offer is conditioned upon, among other things, there having been validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares which constitutes more than two-thirds of the Shares outstanding on a fully diluted basis, without giving effect to any Shares issuable pursuant to the Stock Option Agreement (as defined herein) (the "Minimum Condition"). See
Section 14.

    The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of November 19, 1997 (the "Merger Agreement"), by and among Parent, the Purchaser and the Company. The Merger Agreement provides that, among other things, following the consummation of the Offer and the satisfaction or waiver of the other conditions set forth in the Merger Agreement, the Purchaser will be merged with and into the Company (the "Merger"). At the effective time of the Merger (the "Effective Time"), each outstanding Share (other than Shares held in the treasury of the Company and Shares owned by Parent, the Purchaser or any other wholly owned subsidiary of Parent) will be converted into the right to receive the per Share price paid in the Offer, without interest (referred to herein as the "Merger Consideration"). See Section 12.

    THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER, HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE SHAREHOLDERS OF THE COMPANY AND RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

    Janney Montgomery Scott Inc., the Company's financial advisor ("Janney"), has delivered to the Board of Directors of the Company (the "Company Board") its written opinion to the effect that, as of the date of such opinion, the Offer Price is fair to the shareholders of the Company from a financial point of view. Such opinion is set forth in full as an exhibit to the Company's Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to shareholders of the Company herewith.

    The Merger Agreement provides that promptly upon the purchase by Parent or any of its subsidiaries of Shares pursuant to the Offer that represent more than two-thirds of the outstanding Shares on a fully diluted basis, Parent shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Company Board as will give Parent representation on the Company Board equal to the product of the total number of directors on the Company Board multiplied by the percentage that the number of Shares so accepted for payment bears to the total number of Shares then outstanding. In the Merger Agreement, the Company has agreed to use its best efforts promptly to cause Parent's designees to be elected as directors of the Company, including securing the resignations of incumbent directors.

    The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including, if required by law, the approval and adoption of the Merger Agreement by the requisite vote of the shareholders of the Company. See Section 12. Under the Company's Articles of Incorporation and Virginia law, except as otherwise described below, the affirmative vote of the holders of more than two-thirds of the outstanding Shares is required to approve and adopt the Merger Agreement and the Merger. Consequently, if the Purchaser acquires (pursuant to the Offer or otherwise) more than two-thirds of the then outstanding Shares, the Purchaser will have sufficient voting power to approve and adopt the Merger Agreement and the Merger without the vote of any other shareholder.

    Under Virginia law, if the Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding Shares, the Purchaser will be able to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, without a vote of the Company's shareholders. In such event, Parent, the Purchaser and the Company have agreed to take, at the request of Parent, all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of the Company's shareholders. If, however, the Purchaser does not acquire at least 90% of the then outstanding Shares pursuant to the Offer or otherwise, and a vote of the Company's shareholders is required under Virginia law, a significantly longer period of time will be required to effect the Merger. See Section 12.

    The Merger Agreement provides that, following the satisfaction or waiver of the conditions to the Offer, the Purchaser will accept for payment, in accordance with the terms of the Offer, all Shares validly tendered pursuant to the Offer as soon as it is permitted to do so pursuant to applicable law, but not prior to 5:00 p.m., New York City time, on Monday, January 5, 1998. The Merger Agreement provides that the Purchaser may under certain circumstances, from time to time, extend the expiration date of the Offer beyond the time it would otherwise be required to accept validly tendered Shares for payment. The Offer will not remain open following the Expiration Date.

    In connection with the execution of the Merger Agreement, Parent, the Purchaser and the Company have entered into a Stock Option Agreement, dated as of November 19, 1997 (the "Stock Option Agreement"), pursuant to which the Company has granted to the Purchaser an option to purchase from the Company up to 1,326,331 authorized but unissued Shares (approximately 19.9% of the Company's currently outstanding Shares) for a price per Share of $68.00 (the "Stock Option"). Under certain circumstances set forth in the Stock Option Agreement, the Purchaser has the right to require the Company to repurchase the Stock Option. See Section 12.

    In addition, in connection with the execution of the Merger Agreement, Parent and the Purchaser entered into separate Shareholders Agreements, dated as of November 19, 1997 (collectively, the "Shareholders Agreements"), with each of the Company's directors and executive officers and with a shareholder of the Company, (collectively, the "Selling Shareholders"). The Selling Shareholders beneficially own an aggregate of 501,519 Shares directly and hold stock options to purchase an aggregate of 316,074 Shares (which Shares represent approximately 7% and 4%, respectively, of the Company's outstanding Shares on a fully diluted basis). Pursuant to the Shareholders Agreements, the Selling Shareholders have agreed to validly tender pursuant to the Offer and not withdraw all Shares which are beneficially owned by the Selling Shareholders prior to the Expiration Date (as hereinafter defined). The Shareholders Agreements are more fully described in Section 12.

    According to the Company, as of November 19, 1997 there were 6,664,982 Shares outstanding, 440,684 Shares reserved for issuance upon the exercise of Company options (the "Company Options") under the Company's 1994 Long Term Incentive Plan and the Non-Employee Director Stock Option Plan (together, the "Option Plans") and 10,000 Shares issuable upon the exercise of warrants granted pursuant to the Warrant Purchase Agreement, dated as of June 7, 1996 between the Company and NationsBank, N.A. (the "Warrants"). For purposes of the Offer, "fully diluted basis" assumes that the Company Options and the Warrants are exercised for Shares and that no Shares are issued upon exercise of the Stock Option. Based upon the foregoing information, the Minimum Condition would be satisfied if 4,743,778 Shares were validly tendered. Assuming the valid tender into the Offer of the 501,519 Shares beneficially owned directly by the Selling Shareholders, the Purchaser will need to purchase an additional 4,242,259 Shares to satisfy the Minimum Condition.

    Parent and CUC International ("CUC") have entered into an Agreement and Plan of Merger, dated as of May 27, 1997, pursuant to which, among other things, Parent will be merged with and into CUC, with CUC continuing as the surviving corporation in the merger (the "Parent Merger") and changing its name to Cendant Corporation ("Cendant"). Following the Parent Merger, Cendant, as successor to Parent, will succeed to Parent's rights and obligations under the Merger Agreement and the Offer and the Purchaser will become a wholly owned subsidiary of Cendant. All references to Parent in this Offer to Purchase shall be deemed to include Cendant following the Parent Merger.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1. TERMS OF THE OFFER

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment and pay for all Shares which are validly tendered prior to the Expiration Date of the Offer and not withdrawn in accordance with Section 4. The term "Expiration Date" means 5:00 p.m., New York City time, on Monday, January 5, 1998, unless and until the Purchaser, in its sole discretion (but subject to the terms of the Merger Agreement), shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean to the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

    The Offer is conditioned upon, among other things, satisfaction of the Minimum Condition. See Section 14, which sets forth in full the conditions to the Offer. If the Minimum Condition is not satisfied or any or all of the other events set forth in Section 14 shall have occurred or shall be determined by the Purchaser to have occurred prior to the Expiration Date, the Purchaser reserves the right (but shall not be obligated) to (i) decline to purchase any of the Shares tendered in the Offer and terminate the Offer and return all tendered Shares to the tendering shareholders, (ii) waive any or all conditions to the Offer, to the extent permitted by applicable law and the provisions of the Merger Agreement, and, subject to complying with applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), purchase all Shares validly tendered, (iii) extend the Offer and, subject to the right of shareholders to withdraw Shares until the Expiration Date, retain the Shares which have been tendered during the period or periods for which the Offer is extended or (iv) subject to the terms of the Merger Agreement, amend the Offer. The Merger Agreement provides that the Purchaser will not, without the written consent of the Company, decrease the Offer Price, decrease the numbers of Shares sought in the Offer, or amend any other condition of the Offer in any manner adverse to the holders of Shares, except that if on the initial scheduled expiration date all conditions to the Offer shall not have been satisfied or waived, the Offer may be extended from time to time for one or more periods not to exceed an aggregate of 40 business days. The Merger Agreement provides that if, immediately prior to the Expiration Date, the Shares tendered and not withdrawn pursuant to the Offer equal less than 90% of the outstanding Shares, the Purchaser may extend the Offer for one or more periods not to exceed an aggregate of 30 business days.

    The Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, subject to the terms of the Merger Agreement and regardless of whether or not any of the events set forth in Section 14 shall have occurred or shall have been determined by the Purchaser to have occurred,
(i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary and (ii) to amend the Offer in any respect by giving oral or written notice of such amendment to the Depositary. The rights reserved by the Purchaser in this paragraph are in addition to the Purchaser's rights to terminate the

Offer pursuant to Section 14. Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with Rules 14d-4(c), 14d-6(d) and 14e-1(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Without limiting the obligation of the Purchaser under such rules or the manner in which the Purchaser may choose to make any public announcement, the Purchaser currently intends to make announcements by issuing a release to the Dow Jones News Service.

    If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of or payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in Section 4. However, the ability of the Purchaser to delay the payment for Shares which the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer.

    If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer (including the Minimum Condition, subject to the Merger Agreement), the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information. With respect to a change in price or a change in percentage of securities sought, a minimum ten business day period is required to allow for adequate dissemination to shareholders and investor response. If, prior to the Expiration Date, the Purchaser should decide to increase the price per Share being offered in the Offer, such increase will be applicable to all shareholders whose Shares are accepted for payment pursuant to the Offer. The Merger Agreement provides that, without the Company's written consent, the Purchaser will not decrease the price or the number of Shares sought in the Offer. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

    The Company has provided to the Purchaser its list of shareholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will purchase, by accepting for payment, and will pay for, all Shares validly tendered prior to the Expiration Date (and not properly withdrawn in accordance with Section 4) promptly after the later to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions set forth in Section 14. Subject to the applicable rules of the Commission and the terms of the Merger Agreement, the Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares pending termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). See Sections 14 and 15. The Purchaser understands that, in accordance with the applicable rules of the Commission, any delay in accepting Shares regardless of cause may not exceed an "unreasonable length of time." Accordingly, if it appears at the time that the Offer is scheduled to expire that the applicable waiting period under the HSR Act is not likely to terminate within a reasonable length of time thereafter, the Purchaser will either (i) extend the Offer or (ii) terminate the Offer.

    In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares ("Stock Certificates") or timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Shares into the Depositary's account at The Depository Trust Company or the Philadelphia Depository Trust Company (each, a "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3, (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) or, in the case of a book-entry transfer, an Agent's Message (as defined below) and (iii) any other documents required by the Letter of Transmittal.

    The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

    For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, tendered Shares if, as and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares for payment. Payment for Shares accepted pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from the Purchaser and transmitting payments to such tendering shareholders. Under no circumstances will interest on the purchase price for Shares be paid by the Purchaser, regardless of any delay in making such payment.

    Upon the deposit of funds with the Depositary for the purpose of making payments to tendering shareholders, the Purchaser's obligation to make such payment shall be satisfied and tendering shareholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

    If any tendered Shares are not accepted pursuant to the Offer for any reason, or if Stock Certificates are submitted evidencing more Shares than are tendered, Stock Certificates evidencing Shares not purchased or tendered will be returned, without expense to the tendering shareholder (or in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable after the expiration, termination or withdrawal of the Offer.

    The Purchaser reserves the right to transfer or assign, in whole at any time or in part from time to time, to Parent or to one or more of its affiliates, the right to purchase all or a portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. PROCEDURES FOR TENDERING SHARES

    VALID TENDER. For Shares to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message (in the case of any book-entry transfer), and any other required documents, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date. In addition, either (i) the Stock Certificates evidencing Shares must be received by the Depositary along with the Letter of Transmittal or Shares must be tendered pursuant to the procedures for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date or
(ii) the tendering shareholder must comply with the guaranteed delivery procedures described below.

    BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to the Shares at each Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Shares may be effected through book-entry transfer at a Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other required documents, must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the tendering shareholder must comply with the guaranteed delivery procedures described below. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    SIGNATURE GUARANTEES. Signatures on all Letters of Transmittal must be guaranteed by a participant in the Security Transfer Agents Medallion Program (each, an "Eligible Institution"), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal, or (ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

    If a Stock Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Stock Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Stock Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Stock Certificate, with the signature(s) on such Stock Certificate or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

    THE METHOD OF DELIVERY OF STOCK CERTIFICATES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    GUARANTEED DELIVERY. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's Stock Certificates are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date, or the procedures for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all the following conditions are satisfied:

    (i) the tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser herewith, is received by the Depositary prior to the Expiration Date as provided below; and

    (iii) the Stock Certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal, are received by the Depositary within three Nasdaq National Market System trading days after the date of execution of the Notice of Guaranteed Delivery.

    The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

    Notwithstanding any other provision hereof, payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) Stock Certificates evidencing such Shares or a Book-Entry Confirmation of the delivery of such Shares, (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and (iii) any other documents required by the Letter of Transmittal.

    BACK-UP FEDERAL INCOME TAX WITHHOLDING. TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT OF THE PURCHASE PRICE FOR SHARES PURCHASED PURSUANT TO THE OFFER, EACH TENDERING SHAREHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH SHAREHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. IF BACKUP WITHHOLDING APPLIES WITH RESPECT TO A SHAREHOLDER, THE DEPOSITARY IS REQUIRED TO WITHHOLD 31% OF ANY PAYMENTS MADE TO SUCH SHAREHOLDER. SEE INSTRUCTION 9 OF THE LETTER OF TRANSMITTAL.

    DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Shares pursuant to any of the procedures described above will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or if the acceptance for payment of, or payment for, such Shares may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right, in its sole discretion, subject to the Merger Agreement, to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to Shares of any particular shareholder, and the Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto) will be final and binding. None of the Purchaser, Parent, the Dealer Managers, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification.

    OTHER REQUIREMENTS. By executing a Letter of Transmittal as set forth above, a tendering shareholder irrevocably appoints designees of the Purchaser as the shareholder's attorneys-in-fact and proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of the shareholder's rights with respect to the Shares tendered by the shareholder and accepted for payment by the Purchaser (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of the Merger Agreement). All such proxies shall be considered coupled with an interest in the tendered Shares. This appointment will be effective when, and only to the extent that, the Purchaser accepts Shares for payment. Upon acceptance for payment, all prior proxies given by the shareholder with respect to the Shares or other securities will, without further action, be revoked, and no subsequent proxies may be given nor any subsequent written consent executed by such shareholder (and if given or executed, will not be deemed to be effective) with respect thereto. The designees of the Purchaser will, with respect to the Shares and other securities, be empowered to exercise all voting and other rights of such shareholder as they in their sole discretion may deem proper at any annual, special or adjourned meeting of the Company's shareholders, by written consent or otherwise. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting and other rights of a record and beneficial holder, including rights in respect of acting by written consent, with respect to such Shares.

    A tender of Shares pursuant to any one of the procedures described above will constitute the tendering shareholder's acceptance of the terms and conditions of the Offer. The Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of the Offer.

4. WITHDRAWAL RIGHTS

    Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable, provided that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after January 23, 1998, or at such later time as may apply if the Offer is extended.

    For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If Stock Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Stock Certificates, the serial numbers of the particular Stock Certificates and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution, except in the case of Shares tendered for the account of an Eligible Institution, must also be furnished to the Depositary as described above. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares.

    All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. None of the Purchaser, Parent, the Dealer Managers, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

    ANY SHARES PROPERLY WITHDRAWN WILL BE DEEMED TO NOT HAVE BEEN VALIDLY TENDERED FOR PURPOSES OF THE OFFER. However, withdrawn Shares may be re-tendered by following one of the procedures described in Section 3 at any time prior to the Expiration Date.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The receipt of cash for Shares pursuant to the Offer (or the Merger) will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. The tax consequences of such receipt pursuant to the Offer (or the Merger) may vary depending upon, among other things, the particular circumstances of the shareholder. In general, a shareholder who receives cash for Shares pursuant to the Offer (or the Merger) will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received in exchange for the Shares sold and such shareholder's adjusted tax basis in such Shares. Provided that the Shares constitute capital assets in the hands of the shareholder, such gain or loss will be capital gain or loss. Pursuant to recently enacted legislation, in the case of shareholders who are individuals, any such capital gain will be subject to a maximum federal income tax rate of
(i) 20% if the shareholder's holding period for the Shares was more than 18 months at the time of such sale and (ii) 28% if the shareholder's holding period for the Shares was more than 12 months but not more than 18 months at such time.

6. PRICE RANGE OF SHARES; DIVIDENDS

    The Shares trade on the Nasdaq National Market System under the symbol "JTAX." The following table sets forth, for the fiscal quarters indicated, the high and low sales price per Share on the Nasdaq National Market System. All prices set forth below are as reported in published financial sources:

                                                                                                     MARKET PRICE
                                                                                                 --------------------
                                                                                                   HIGH        LOW
                                                                                                 ---------  ---------
Fiscal 1996:
  First Quarter................................................................................  $    5.25  $    2.75
  Second Quarter...............................................................................       4.00       2.75
  Third Quarter................................................................................       3.75       2.25
  Fourth Quarter...............................................................................       3.75       2.75

Fiscal 1997:
  First Quarter................................................................................  $    6.50  $    3.25
  Second Quarter...............................................................................       5.50       3.50
  Third Quarter................................................................................       7.75       3.75
  Fourth Quarter...............................................................................      11.25       6.50

Fiscal 1998:
  First Quarter................................................................................  $   24.00  $    9.50
  Second Quarter...............................................................................      52.75      22.25
  Third Quarter
    (through November 24, 1997)................................................................      67.25      50.50

    On November 18, 1997 the last full trading day prior to the announcement of the terms of the Merger Agreement, the reported closing sales price per Share on the Nasdaq National Market System was $51.50. On November 24, 1997, the last full trading day prior to the commencement of the Offer, the reported closing sales price per Share on the Nasdaq National Market System was $66.94. SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

    Since the Company became a public company on January 24, 1994 it has not paid any dividends on its common stock.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; NASDAQ QUOTATION AND EXCHANGE ACT REGISTRATION

    The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and the number of holders of Shares and could adversely affect the liquidity and market value of the remaining Shares held by the public.

    Depending upon the aggregate market value and per share price of any Shares not purchased pursuant to the Offer, the Shares may no longer meet the standards for continued inclusion in the Nasdaq National Market System, which require that an issuer have at least 200,000 publicly held shares with a market value of $1 million held by at least 400 shareholders or 300 shareholders holding round lots. If these standards were not met, quotations might continue to be published in the over-the-counter "additional list" or in one of the "local lists," but if the number of holders of Shares falls below 300, or if the number of publicly held Shares falls below 100,000, or there are not at least two market makers for the Shares, the National Association of Securities Dealers ("NASD") rules provide that the securities would no longer be "authorized" for Nasdaq reporting and Nasdaq would cease to provide any quotations. Shares held directly or indirectly by an officer or director of the Company, or by any beneficial owner of more than 10 percent of the Shares, ordinarily will not be considered as being publicly held for this purpose. In the event the Shares were no longer eligible for Nasdaq quotation, quotations might still be available from other sources. The extent of the public market for the Shares and availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act, as described below, and other factors.

    The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

    The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are not listed on a national securities exchange or Nasdaq and there are fewer than 300 record holders of the Shares. Termination of registration of the Shares under the Exchange Act would reduce substantially the information required to be furnished by the Company to its shareholders and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with shareholders' meetings pursuant to Section 14(a) and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions no longer applicable to the Company. Furthermore, if the Purchaser acquires a substantial number of Shares or the registration of the Shares under the Exchange Act were to be terminated, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933 may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated prior to the consummation of the Merger, the Shares would no longer be "margin securities" or be eligible for Nasdaq reporting. It is the present intention of the Purchaser to seek to cause the Company to make an application for termination of registration of the Shares as soon as possible following the Offer if the requirements for termination of registration are met.

8. CERTAIN INFORMATION CONCERNING THE COMPANY

    The information concerning the Company contained in this Offer to Purchase, including financial information (other than forecasts of the Company's results of operations provided below), has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Neither Parent nor the Purchaser assumes any responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent or the Purchaser.

    The Company is a Virginia corporation with its principal executive offices located at 4575 Bonney Road, Virginia Beach, Virginia 23462. The telephone number of the Company at such offices is (757) 473-3300. The Company is engaged in the business of computerized preparation of tax returns.

    Set forth below is a summary of certain consolidated financial information with respect to the Company, excerpted or derived from the information contained in the Company's Annual Report on Form 10-K/A for the fiscal year ended April 30, 1997, as well as the Company's Quarterly Report on Form 10-Q for the three months ended July 31, 1997. More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. Such reports and other documents may be inspected and copies may be obtained from the offices of the Commission in the manner set forth below.

                              JACKSON HEWITT INC.
                      SELECTED CONSOLIDATED FINANCIAL DATA
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                               THREE MONTHS ENDED
                                                                    JULY 31,             YEAR ENDED APRIL 30,
                                                              --------------------  -------------------------------
                                                                1997       1996       1997       1996       1995
                                                              ---------  ---------  ---------  ---------  ---------

                                                                  (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Revenues..................................................  $   2,162  $     980  $  31,432  $  25,016  $  18,215
  Income (loss) from operations.............................     (1,309)    (2,076)    11,768      5,278     (1,078)
  Income (loss) before extraordinary item...................       (423)    (1,322)     6,232      2,402        840
  Net (loss) income.........................................       (423)    (2,570)     4,984      2,402        840
  Net (loss) income per share
    Primary.................................................      (0.46)     (0.59)      0.95       0.40       0.11
    Fully Diluted...........................................      (0.46)     (0.59)      0.91       0.40       0.11
  Weighted average Shares outstanding.......................      4,833      4,408      4,520      4,354      4,252

                                                              AT JULY 31, 1996          YEAR ENDED APRIL 30,
                                                            ---------------------  -------------------------------
                                                              1997        1996       1997       1996       1995
                                                            ---------  ----------  ---------  ---------  ---------

                                                                 (UNAUDITED)
BALANCE SHEET DATA:
  Cash & Cash equivalent..................................  $   5,409  $      229  $   6,324  $   3,558  $   1,416
  Working capital (deficit)...............................      5,524      (1,092)     5,983      4,719      2,682
  Total assets............................................     24,424      24,646     28,160     25,956     24,892
  Long-term debt..........................................        283       3,008      1,262      2,843      4,882
  Redeemable Convertible
    Preferred Stock.......................................     --           3,381      3,236      3,278      2,876
  Shareholders' equity....................................     17,871       7,644     14,740      9,829      7,534

    RECENT OPERATING RESULTS. On November 11, 1997, the Company announced that its revenues for the quarter ended October 31, 1997 were $3.391 million. This compares with revenues of $1.216 million for the quarter ended October 31, 1996. Net income for the second quarter was $0.129 million, or $.02 per Share. The Company had a net loss of $1.008 million, or $(.24) per Share, for the quarter ended October 31, 1996.

    The Company is subject to the information filing requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be described in proxy statements distributed to the Company's shareholders and filed with the Commission. These reports, proxy statements and other information should be available for inspection and copying at the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains an internet web site at http://www.sec.gov that contains reports, proxy statements and other information. Copies should also be available at the offices of the NASD, 1735 K Street, N.W. Washington, D.C. 20006.

    During the course of the discussions between Parent and the Company that led to the execution of the Merger Agreement, the Company provided Parent with certain information about the Company and its financial performance which is not publicly available. The information provided included the Company's fiscal 1998 adjusted budget as an independent company (i.e., without regard to the impact to the Company of a transaction with Parent) based upon results through September 1997 (the Company's fiscal year ends on April 30), which included the following information: total revenues, $47.689 million; income from operations, $21.462 million; and net income (before extraordinary item), $15.671 million. The foregoing budget information was prepared by the Company solely for internal use and not for publication or with a view to complying with the published guidelines of the Commission regarding projections or with the guidelines established by the American Institute of Certified Public Accountants and are included in this Offer to Purchase only because they were furnished to Parent. The budget is "forward-looking" and inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company, including industry performance, general business and economic conditions, changing competition, adverse changes in the applicable laws, regulations or rules governing tax or accounting matters and other matters. One cannot predict whether the assumptions made in preparing the budget will be accurate, and actual results may be materially higher or lower than those contained in the budget. The inclusion of this information should not be regarded as an indication that Parent, the Purchaser, the Company or anyone who received this information considered it a reliable predictor of future events, and this information should be relied on as such. None of Parent, the Purchaser or the Company assumes any responsibility for the validity, reasonableness, accuracy or completeness of the budget and the Company has made no representation to Parent or the Purchaser regarding the budget described above.

9. CERTAIN INFORMATION CONCERNING THE PURCHASER AND PARENT

    The Purchaser is a newly incorporated Virginia corporation and a wholly owned subsidiary of Parent. To date the Purchaser has not conducted any business other than in connection with the Offer and the Merger. The principal executive offices of the Purchaser are located at 6 Sylvan Way, Parsippany, New Jersey 07054.

    The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser and Parent are set forth in Schedule I hereto.

    Parent is a Delaware corporation with its principal office located at 6 Sylvan Way, Parsippany, New Jersey 07054. Parent's principal line of business is providing services to consumers through intermediaries in the travel and real estate industries as a franchisor of hotels, residential real estate brokerage offices and car rental operations.

    Until immediately prior to the time the Purchaser purchases Shares pursuant to the Offer, it is not anticipated that the Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Because the Purchaser is a newly formed corporation and has minimal assets and capitalization, no meaningful financial information regarding the Purchaser is available.

    Financial information with respect to Parent and its subsidiaries is included in Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, which is incorporated herein by reference, and other documents filed by Parent with the Commission. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information."

    AVAILABLE INFORMATION. Parent is subject to the informational filing requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning Parent's directors and officers, their remuneration, options granted to them, the principal holders of Parent's securities and any material interest of such persons in transactions with Parent is required to be described in proxy statements distributed to Parent's shareholders and filed with the Commission. Such reports, proxy statements and other information may be inspected and copies may be obtained from the offices of the Commission in the same manner as set forth with respect to information concerning the Company in Section 8. Such material should also be available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10009.

    Except as set forth in this Offer to Purchase, neither the Purchaser or Parent (collectively, the "Purchaser Entities"), nor, to the best knowledge of either of the Purchaser Entities, any of the persons listed on Schedule I, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangement, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, neither of the Purchaser Entities, nor, to the best knowledge of either of the Purchaser Entities, any of the persons listed on Schedule I, has had any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that would require reporting under the rules of the Commission. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between the Purchaser Entities, or their respective subsidiaries or, to the best knowledge of either of the Purchaser Entities, any of the persons listed on Schedule I, and the Company or its affiliates, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets. Except as set forth in this Offer to Purchase, neither of the Purchaser Entities nor, to the best knowledge of either of the Purchaser Entities, any of the persons listed on Schedule I, beneficially owns any Shares or has effected any transactions in the Shares in the past 60 days.

10. SOURCE AND AMOUNT OF FUNDS

    The total amount of funds required by the Purchaser to purchase all of the Shares pursuant to the Offer and to pay related fees and expenses is approximately $486 million. The Purchaser plans to obtain all funds needed for the Offer and the Merger through a capital contribution from Parent. Parent plans to obtain such funds from cash accounts or under available lines of credit.

    Parent's revolving credit facilities consist of (i) a $750 million Five Year Competitive Advance and Revolving Credit Agreement dated as of October 2, 1996, as amended, among Parent, the lenders referred to therein (the "Lenders") and The Chase Manhattan Bank ("Chase"), as Administrative Agent (the "Five Year Revolving Credit Facility"), (ii) a $750 million 364-Day Competitive Advance and Revolving Credit Agreement, dated as of October 2, 1996, as amended, among Parent, the Lenders and Chase, as Administrative Agent (the "364-Day Revolving Credit Facility"), and (iii) a $500 million Amended and Restated Credit Agreement dated as of November 19, 1997, by and between Parent and Chase (the "Standby Credit Facility," and together with the 364-Day Revolving Credit Facility and the Five Year Revolving Credit Facility, the "Revolving Credit Facilities"). Upon consummation of the Parent Merger, the commitment under the 364-Day Revolving Credit Facility will increase from $750 million to $1.25 billion. At November 24, 1997, Parent had approximately $900 million of available borrowings under its Revolving Credit Facilities.

    The 364-Day Revolving Credit Facility will mature on September 30, 1998, provided that Parent is entitled to annually request a 364 day extension of such maturity date. The Five Year Revolving Credit Facility will mature on October 1, 2001 and the Standby Credit Facility will mature upon the earliest to occur of
(i) January 31, 1998 or (ii) the consummation of the Parent Merger. Parent intends to, and currently believes that it will be able to, extend the maturity date of the Standby Credit Facility.

    The 364-Day Revolving Credit Facility and the Five Year Revolving Credit Facility provide for revolving loans which bear interest, at the option of Parent, at rates based on competitive bids of Lenders participating in such facilities, at a prime rate or at LIBOR plus a margin approximating 22.5 basis points. The Standby Credit Facility provides for loans bearing interest at a floating base rate based on Chase's base rate for domestic commercial loans, or at a rate per annum other than the base rate if Parent and Chase agree in writing.

    The Revolving Credit Facilities contain certain financial covenants as well as certain restrictions on, among other things, (i) indebtedness of subsidiaries, (ii) liens, (iii) mergers, consolidations, liquidations, dissolutions and sales of substantially all assets, (iv) sale and leasebacks,
(v) changes in fiscal year and accounting treatment and (vi) changes in the character of business. The financial covenants require Parent to maintain specified (i) maximum leverage ratios and (ii) minimum interest coverage ratios.

    In connection with the Revolving Credit Facilities, Parent has agreed to pay the Lenders and Chase certain fees and to reimburse Chase and the Lenders for certain expenses and to provide certain indemnities, as is customary for commitments of the type described herein.

    It is anticipated that any indebtedness incurred by Parent under the Revolving Credit Facilities will be repaid from funds generated internally by Parent and its subsidiaries, through additional borrowings, or through a combination of such sources. No final decisions have been made concerning the method Parent will employ to repay such indebtedness. Such decisions when made will be based on Parent's review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions.

    THE FOREGOING DESCRIPTION OF THE REVOLVING CREDIT FACILITIES IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH REVOLVING CREDIT FACILITIES, COPIES OF WHICH HAVE BEEN FILED WITH THE COMMISSION AND ARE INCORPORATED BY REFERENCE AS EXHIBITS TO PARENT'S AND THE PURCHASER'S TENDER OFFER STATEMENT ON
SCHEDULE 14D-1 (THE "SCHEDULE 14D-1").

11. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY

    Parent regularly explores and conducts discussions with regard to acquisitions and other strategic corporate transactions. In early September 1997, the Company was identified to Parent as a potential strategic transaction candidate and Parent decided to approach the Company regarding a possible strategic transaction.

    On September 2, 1997, a representative of Parent contacted Keith E. Alessi, the Company's President, Chief Executive Officer and Chairman, to arrange a meeting to discuss a potential strategic transaction between the companies. On September 9, 1997, Henry R. Silverman, Parent's Chairman and Chief Executive Officer, and Samuel L. Katz, Senior Vice President - Acquisitions of Parent, met with Mr. Alessi in New York and discussed the benefits of a closer relationship between the two companies.

    On September 22, 1997, Parent and the Company entered into a confidentiality agreement preceding Parent's review of certain information concerning the Company.

    On October 1, 1997, representatives of Parent met with Mr. Alessi at the Company's executive offices to discuss the Company's business.

    On October 9, 1997, representatives of Parent met with Mr. Alessi and two members of the Company Board to further discuss the Company's business and, among other things, the terms of, and conditions to, any possible transaction between Parent and the Company.

    From time to time during the course of the next month, representatives of Parent and representatives of the Company discussed valuation parameters of the Company and continued to discuss generally the terms and conditions of a possible transaction.

    Between November 10 and November 12, 1997, representatives of Parent, together with Parent's legal counsel and outside auditors, conducted a due diligence review at the offices of the Company's legal counsel and at the offices of the Company's outside auditors and toured the Company's facilities in the Virginia Beach area. During the same period, Parent's legal counsel and the Company's outside legal counsel discussed structural issues regarding the proposed acquisition, including Parent's requirement that there be agreements along the lines of the Shareholders Agreements and the Stock Option Agreement, and that there be certain other provisions in the event of a termination of the Merger Agreement by the Company in connection with a competing transaction.

    On November 12, 1997, Parent delivered a draft merger agreement to the Company's legal counsel, and on November 14, 1997, Parent delivered drafts of the shareholders agreements and the stock option agreement to the Company's legal counsel.

    On November 16, 1997, the parties began negotiating the terms of a definitive merger agreement, definitive shareholders agreements and a definitive stock option agreement.

    Negotiations between Parent and the Company continued through November 19, 1997, culminating in Parent and the Company agreeing upon a form of Merger Agreement, Shareholders Agreement and Stock Option Agreement which were presented to and approved by the Company Board at a meeting held on November 19, 1997 and by Parent's Board of Directors at a telephonic meeting also held November 19, 1997. Following these approvals, the Merger Agreement, Shareholders Agreements and Stock Option Agreement were executed and delivered and the transaction was publicly announced on November 19, 1997.

12. THE OFFER, MERGER, MERGER AGREEMENT, AND THE OTHER TRANSACTION AGREEMENTS

    The purpose of the Offer, the Merger, the Merger Agreement, the Stock Option Agreement and the Shareholders Agreements is to enable Parent to acquire control of, and the entire equity interest in, the Company. Upon consummation of the Merger, the Company will become a subsidiary of Parent. The Offer, the Stock Option Agreement and the Shareholders Agreements are intended to increase the likelihood that the Merger will be effected.

    MERGER AGREEMENT

    The following is a summary of certain provisions of the Merger Agreement. The summary is qualified in its entirety by reference to the Merger Agreement which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8 of this Offer to Purchase.

    THE OFFER. The Merger Agreement provides that the Purchaser will commence the Offer and that, upon the terms and subject to prior satisfaction or waiver of the conditions of the Offer, the Purchaser will purchase all Shares validly tendered pursuant to the Offer. The Merger Agreement provides that, without the written consent of the Company, the Purchaser will not decrease the Offer Price, decrease the number of Shares sought in the Offer, accelerate the initial scheduled expiration date of the Offer, or amend any other condition of the Offer in a manner adverse to the holders of Shares (other than with respect to insignificant changes or amendments and subject to certain conditions in the Merger Agreement), except that if on the initial scheduled expiration date of the Offer, which is January 5, 1998, all conditions to the Offer shall not have been satisfied or waived, the Purchaser may extend the expiration date for one or more periods not to exceed an aggregate of 40 business days. The Merger Agreement provides that if, immediately prior to the initial expiration date of the Offer, as it may be extended, the Shares tendered and not withdrawn pursuant to the Offer equal less than 90% of the Shares outstanding, the Purchaser may extend the Offer for one or more periods not to exceed an aggregate of 30 business days.

    THE MERGER. Following the consummation of the Offer, the Merger Agreement provides that, subject to the terms and conditions thereof, and in accordance with Virginia law, at the Effective Time, the Purchaser will be merged with and into the Company. As a result of the Merger, the separate corporate existence of the Purchaser will cease and the Company will continue as the surviving corporation (the "Surviving Corporation").

    The respective obligations of Parent and the Purchaser, on the one hand, and the Company, on the other hand, to effect the Merger are subject to the satisfaction on or prior to the Closing Date (as defined in the Merger Agreement) of each of the following conditions, any and all of which may be waived in whole or in part, to the extent permitted by applicable law: (i) the Merger Agreement shall have been approved and adopted by the requisite vote of the holders of Shares, if required by applicable law, in order to consummate the Merger; (ii) no law, statute, rule, order, decree or regulation shall have been enacted or promulgated by any Governmental Entity (as defined in the Merger Agreement) of competent jurisdiction which declares the Merger Agreement invalid or unenforceable in any material respect or which prohibits the consummation of the Merger, and all governmental consents, orders and approvals required for the consummation of the Merger and the transactions contemplated by the Merger Agreement shall have been obtained and shall be in effect at the Effective Time;
(iii) Parent, the Purchaser or their affiliates shall have purchased Shares pursuant to the Offer; and (iv) the applicable waiting period under the HSR Act shall have expired or been terminated.

    At the Effective Time of the Merger (i) each issued and outstanding Share (other than Shares that are owned by the Company as treasury stock and Shares owned by Parent), the Purchaser or any other wholly owned subsidiary of Parent, will be converted into the right to receive the Merger Consideration and (ii) each issued and outstanding share of the Purchaser will be converted into one share of common stock of the Surviving Corporation.

    THE COMPANY'S BOARD OF DIRECTORS. The Merger Agreement provides that promptly after the purchase by Parent of at least two thirds of the outstanding Shares (on a fully diluted basis), Parent will be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board as is equal to the product of the total number of directors on the Company Board multiplied by the percentage that the number of Shares so accepted for payment bears to the total number of Shares then outstanding. The Company will, upon request of the Purchaser, use its best efforts promptly to secure the resignations of such number of its incumbent directors as is necessary to enable Parent's designees to be elected to the Company Board. The Company's obligation to appoint the Purchaser's designees to the Board of Directors is subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.

    SHAREHOLDERS MEETING. Pursuant to the Merger Agreement, the Company will, if required by applicable law in order to consummate the Merger, duly call, give notice of, convene and hold a special meeting of its shareholders (the "Special Meeting") as soon as practicable following the acceptance for payment and purchase of Shares by the Purchaser pursuant to the Offer for the purpose of considering and taking action upon the Merger Agreement. The Merger Agreement provides that the Company will, if required by applicable law in order to consummate the Merger, prepare and file with the Commission a preliminary proxy or information statement (the "Proxy Statement") relating to the Merger and the Merger Agreement and use its best efforts (i) to obtain and furnish the information required to be included by the Commission in the Proxy Statement and, after consultation with Parent, to respond promptly to any comments made by the Commission with respect to the preliminary Proxy Statement and cause a definitive Proxy Statement to be mailed to its shareholders and (ii) to obtain the necessary approvals of the Merger and the Merger Agreement by its shareholders. If the Purchaser acquires more than two-thirds of the outstanding Shares, the Purchaser will have sufficient voting power to approve the Merger, even if no other shareholder votes in favor of the Merger. The Company has agreed, subject to the provisions described below under "No Solicitation," to include in the Proxy Statement the recommendation of the Company Board that shareholders of the Company vote in favor of the approval of the Merger and the adoption of the Merger Agreement. Parent has agreed that it will vote, or cause to be voted, all of the Shares then owned by it, the Purchaser or any of its other subsidiaries and affiliates in favor of the approval of the Merger and the adoption of the Merger Agreement.

    The Merger Agreement provides that in the event that Parent, the Purchaser or any other subsidiary of Parent acquires at least 90% of the outstanding Shares, pursuant to the Offer or otherwise, Parent, the Purchaser and the Company will, at the request of Parent and subject to the terms of the Merger Agreement, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of shareholders of the Company, in accordance with Virginia law.

    COMPANY OPTIONS. Pursuant to the Merger Agreement, except with respect to any Roll-Over Option (as defined below), the Company will cause all Company Options outstanding immediately prior to the Effective Time under the Option Plans to become fully exercisable and vested. Each such Company Option will be cancelled, and, in consideration thereof and in full satisfaction of all rights of the holder of such Company Options, at the Effective Time Parent will pay, or cause the Purchaser to pay, to the holder thereof an amount in cash equal to the product of (A) the excess of the Merger Consideration over the exercise price per Share of such Company Option, multiplied by (B) the number of Shares subject to such Company Option (net of applicable withholding taxes).

    With respect to each Company Option as to which the holder, no later than five days prior to the Effective Time, shall have delivered to Parent his or her written election to have such Company Options treated as described in this paragraph (a "Roll-Over Option"), Parent and the Company will cause each outstanding Roll-Over Option to be assumed by Parent and converted into a fully vested option (or a new substitute option shall be granted) (a "Parent Option"), exercisable throughout the period specified in the original option award agreement, to purchase shares of common stock, par value $.01 per share, of Parent ("Parent Common Stock") issued under Parent's 1993 Amended and Restated Stock Option Plan (or such surviving plan as may result from the Parent Merger), or any other similar stock option plan of Parent adopted specifically for employees of the Company (the "Parent Option Plan"). Pursuant to the Merger Agreement (i) the number of shares of Parent Common Stock subject to such Parent Option will be determined by multiplying the number of Shares subject to the Roll-Over Option to be cancelled by the Option Exchange Ratio (as defined below), rounding any fractional share down to the nearest whole share, and (ii) the exercise price per share of such Parent Option will be determined by dividing the exercise price per share under the Roll-Over Option in effect immediately prior to the Effective Time by the Option Exchange Ratio, and rounding the exercise price thus determined up to the nearest whole cent, subject to appropriate adjustments for stock splits and other similar events. Except as provided above, the converted or substituted Parent Options will be subject to the same terms and conditions (including, without limitation, expiration date, vesting and exercise provisions) as were applicable to the Roll-Over Options immediately prior to the Effective Time. For purposes of the Merger Agreement, the "Option Exchange Ratio" is (x) the Offer Price divided by
(y) the average of the closing prices of Parent Common Stock on the New York Stock Exchange during the five trading days preceding the fifth trading day prior to the closing date of the Merger.

    In addition, except as may be otherwise agreed to by Parent or the Purchaser and the Company, the Option Plans will terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its Subsidiaries will be deleted as of the Effective Time.

    INTERIM OPERATIONS. Pursuant to the Merger Agreement, the Company has agreed that, except as expressly contemplated by the Merger Agreement or consented to in writing by Parent, such consent not to be unreasonably withheld or delayed, during the period from the date of the Merger Agreement to the Effective Time, and prior to the time the directors of the Purchaser constitute two-thirds of the Company Board: (a) the business of the Company and its subsidiaries will be conducted only in the usual, regular and ordinary course in substantially the same manner as conducted prior to the date of the Merger Agreement, and each of the Company and its subsidiaries will use its best efforts to preserve its business organization intact, keep available the services of its current officers and employees and maintain its existing relations with franchisees, customers, suppliers, creditors, business partners and others having business dealings with it, to the end that its goodwill and ongoing business will be unimpaired at the Effective Time of the Merger in any material respect; (b) the Company will not, directly or indirectly, (i) sell, transfer or pledge or agree to sell, transfer or pledge any of the shares, preferred stock or capital stock of any of its subsidiaries beneficially owned by it, (ii) amend its Articles of Incorporation or Bylaws or similar organizational documents; or (iii) split, combine or reclassify the outstanding Shares or shares of preferred stock or any outstanding capital stock of any of the subsidiaries of the Company; (c) neither the Company nor any of its subsidiaries will: (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock; (ii) except pursuant to the Stock Option Agreement, issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the

Company or its subsidiaries, other than Shares reserved for issuance on the date of the Merger Agreement pursuant to the exercise of Company Options outstanding on the date of the Merger Agreement; (iii) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any material assets other than in the ordinary and usual course of business and consistent with past practice, or incur or modify any material indebtedness or other liability, other than in the ordinary and usual course of business and consistent with past practice; or (iv) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock; (d) neither the Company nor any of its subsidiaries will: (i) grant any increase in the compensation payable or to become payable by the Company or any of its subsidiaries to any of its executive officers or key employees or (ii)(A) adopt any new, or (B) amend or otherwise increase, or accelerate the payment or vesting of the amounts payable or to become payable under any existing, bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, stock purchase, insurance, pension, retirement or other employee benefit plan agreement or arrangement; or (iii) enter into any employment or severance agreement with or, except in accordance with the existing written policies of the Company, grant any severance or termination pay to any officer, director or employee of the Company or any of its subsidiaries; (e) neither the Company nor any of its subsidiaries will modify, amend or terminate any of its material contracts or waive, release or assign any material rights or claims, except in the ordinary course of business and consistent with past practice; (f) neither the Company nor any of its subsidiaries will permit any material insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Parent, except in the ordinary course of business and consistent with past practice; (g) neither the Company nor any of its subsidiaries will: (i) incur or assume any long-term debt, or except in the ordinary course of business, incur or assume any short-term indebtedness in amounts not consistent with past practice; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business and consistent with past practice; (iii) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned subsidiaries of the Company); or (iv) enter into any material commitment or transaction (including, but not limited to, any borrowing, capital expenditure or purchase, sale or lease of assets or real estate); (h) neither the Company nor any of its subsidiaries will change any of the accounting methods used by it unless required by generally accepted accounting principles; (i) neither the Company nor any of its subsidiaries will pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company and its consolidated subsidiaries; (j) neither the Company nor any of its subsidiaries will adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the Merger); (k) neither the Company nor any of its subsidiaries will take, or agree to commit to take, any action that would or is reasonably likely to result in any of the conditions to the Merger not being satisfied, or that would make any representation or warranty of the Company contained in the Merger Agreement inaccurate in any respect at, or as of any time prior to, the Effective Time, or that would impair the ability of the Company to consummate the Merger in accordance with the terms hereof or delay such consummation; and (l) neither the Company nor any of its subsidiaries will enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

    NO SOLICITATION. In the Merger Agreement, the Company has agreed that neither the Company nor any of its subsidiaries or affiliates will (and the Company will cause its officers, directors, employees, representatives and agents, including, but not limited to, investment bankers, attorneys and accountants, not to), directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Parent, any of its affiliates or representatives) concerning any merger, tender offer, exchange offer, sale of assets, sale of shares of capital stock or debt securities or similar transactions involving the Company or any Subsidiary (an "Acquisition Proposal"). The Company also agreed to immediately cease any existing activities, discussions or negotiations with any parties conducted prior to the date of the Merger Agreement with respect to any of the foregoing. The Merger Agreement provides that the Company may furnish information concerning its business, properties or assets to any corporation, partnership, person or other entity or group pursuant to appropriate confidentiality agreements, and may negotiate and participate in discussions and negotiations with such entity or group concerning an Acquisition Proposal if (x) such entity or group has on an unsolicited basis submitted a bona fide written proposal to the Company Board relating to any such transaction which the Company Board determines in good faith, represents a superior transaction to the Offer and the Merger and which is not subject to the receipt of any necessary financing and (y) in the opinion of the Company Board, only after receipt of (i) a written opinion from the Company's investment banking firm that the Acquisition Proposal is superior, from a financial point of view, to the Offer and the Merger, and (ii) advice from independent legal counsel to the Company to the effect that the failure to provide such information or access or to engage in such discussions or negotiations would be likely to cause the Company Board to violate its fiduciary duties to the Company's shareholders under applicable law (an Acquisition Proposal which satisfies clauses (x) and (y) being referred to in the Merger Agreement as a "Superior Proposal"). The Merger Agreement also provides that the Company will promptly communicate to Parent the terms of any proposal, discussion, negotiation or inquiry (and will disclose any written materials received by the Company in connection with such proposal, discussion negotiation, or inquiry) and the identity of the party making such proposal or inquiry which it may receive in respect of any such transaction.

    Except as provided below, pursuant to the terms of the Merger Agreement, neither the Company Board nor any committee thereof is permitted to (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or the Purchaser, the approval or recommendation by such Company Board or any such committee of the Offer, the Merger Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, prior to the time of acceptance for payment of Shares in the Offer, the Company Board may (subject to the terms of this and the following sentence) withdraw or modify its approval or recommendation of the Offer, the Merger Agreement or the Merger, approve or recommend a Superior Proposal, or enter into an agreement with respect to a Superior Proposal, PROVIDED, that the Company will promptly advise Parent orally and in writing of any Superior Proposal or any inquiry which could lead to a Superior Proposal, will specify the material terms and conditions of such Superior Proposal and identify the person making such Superior Proposal; PROVIDED, FURTHER, that the Company will not enter into an agreement with respect to a Superior Proposal unless the Company shall have furnished Parent with written notice not later than 12:00 noon two days in advance of any date that it intends to enter into such agreement. In addition, if the Company enters into an agreement with respect to any Acquisition Proposal, it will concurrently with entering into such agreement pay, or cause to be paid, to Parent the Termination Fee described below under "Termination Fee."

    INDEMNIFICATION AND INSURANCE. Pursuant to the Merger Agreement, for five years after the Effective Time, the Surviving Corporation (or any successor to the Surviving Corporation) will indemnify, defend and hold harmless the present and former officers and directors of the Company and its subsidiaries (each an "Indemnified Party") against all losses, claims, damages, liabilities, fees and expenses (including reasonable fees and disbursements of counsel and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided that any such settlement is effected with the written consent of the Parent or the Surviving Corporation)) arising out of actions or omissions occurring at or prior to the Effective Time to the full extent permitted under Virginia law (provided that such actions or omissions were in compliance with the standards set forth under Virginia law, the Company's Articles of Incorporation or the Company's Bylaws), subject to the terms of the Company's Articles of Incorporation and the Company's Bylaws, all as in effect at the date of the Merger Agreement; PROVIDED that, in the event any claim or claims are asserted or made within such five year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims; PROVIDED, FURTHER, that nothing in the Merger

Agreement will impair any rights or obligations of any present or former directors or officers of the Company.

    The Merger Agreement also provides that Parent or the Surviving Corporation will maintain the Company's existing officers' and directors' liability insurance ("D&O Insurance") for a period of not less than five years after the Effective Date; PROVIDED, that the Parent may substitute therefor policies of substantially similar coverage and amounts containing terms no less favorable to such former directors or officers; PROVIDED, FURTHER, that in no event will the Company be required to pay aggregate premiums for insurance under the Merger Agreement in excess of 200% of the aggregate premiums paid by the Company in 1997 on an annualized basis for such purpose.

    REPRESENTATIONS AND WARRANTIES. In the Merger Agreement, the Company has made customary representations and warranties to Parent and the Purchaser with respect to, among other things, its organization, capitalization, authorization and validity of the Merger Agreement, consents and approvals, public filings and financial statements, conduct of business, undisclosed liabilities, litigation, employee benefit plans, tax matters, title and condition of properties, intellectual property, compliance with laws, contracts, relationships with franchisees, potential conflicts of interest, information in the Proxy Statement, opinion of financial advisor and brokers and finders.

    TERMINATION; FEES. The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after shareholder approval thereof: (a) by the mutual written consent of the Board of Directors of Parent or the Purchaser and the Company Board, (b) by either of the Company Board or the Board of Directors of Parent or the Purchaser: (i) if the Offer shall have expired without any Shares being purchased therein; provided, that such right to terminate the Merger Agreement will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of Parent or the Purchaser, as the case may be, to purchase the Shares pursuant to the Offer on or prior to such date; or (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their best efforts to lift), which permanently restrains, enjoins or otherwise prohibits the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and such order, decree, ruling or other action shall have become final and non-appealable; (c) by the Company Board: (i) if Parent, the Purchaser or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; provided, that the Company may not terminate the Merger Agreement pursuant to this clause (i) if the Company is in material breach of its obligations under this Agreement; (ii) in connection with entering into a definitive agreement with respect to an Acquisition Proposal, provided it has complied with all provisions thereof, including the notice provisions described above under "No Solicitation", and that it makes simultaneous payment of the Termination Fee (as defined below); or
(iii) if Parent or the Purchaser shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice to Parent or the Purchaser, as applicable, except, in any case, for such breaches which are not, in Parent's opinion, reasonably likely to affect adversely Parent's or the Purchaser's ability to complete the Offer or the Merger, (d) by the Board of Directors of Parent or the Purchaser: (i) if, due to an occurrence that if occurring after the commencement of the Offer would result in a failure to satisfy any of the conditions described in Section 14 hereof, Parent, the Purchaser, or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; (ii) if prior to the purchase of Shares pursuant to the Offer, the Company shall have breached any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in paragraph (f) or (g) of Section 14 hereof and (B) cannot be or has not been cured within 30 days after the giving of written notice to the Company; or (iii) if either Parent or the Purchaser is entitled to terminate the Offer as a result of the occurrence of any event set forth in paragraph (e) of Section 14 hereof.

    In accordance with the Merger Agreement, if (x) the Board of Directors of the Company terminates the Merger Agreement pursuant to clause (c)(ii) of the immediately preceding paragraph, (y) the Board of Directors of Parent or the Purchaser terminates the Merger Agreement pursuant to clause (d)(iii) of the immediately preceding paragraph, or (z) prior to the termination of the Merger Agreement (other than by the Company Board pursuant to clauses (c)(i) or (c)(iii) of the immediately preceding paragraph), an Acquisition Proposal shall have been made and within 12 months of such termination, the same or another Acquisition Proposal from the same or another party shall be accepted and the related transaction consummated pursuant to a definitive agreement or otherwise, the Company will pay to Parent (concurrently with such termination, in the case of clauses (x) or (y) above, and not later than two business days after the Company takes any such action with respect to an Acquisition Proposal, in the case of clause (z) above) an amount equal to $13,650,000 plus an amount equal to the fees and expenses incurred by Parent and the Purchaser in connection with the Offer, the Merger, the Merger Agreement and the consummation of the transactions contemplated thereby (the portion of such fees and expenses payable hereunder not to exceed $750,000) (the "Termination Fee").

    STOCK OPTION AGREEMENT

    The following is a summary of the material terms of the Stock Option Agreement. This summary is qualified in its entirety by reference to the Stock Option Agreement which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to Schedule 14D-1. The Stock Option Agreement may be examined and a copy may be obtained at the place and in the manner set forth in Section 8.

    STOCK OPTION. Pursuant to the Stock Option Agreement, the Company has granted the Purchaser the Stock Option to purchase for $68.00 per Share (the "Exercise Price") up to an aggregate of 1,326,331 Shares; provided, however, that in no event will the number of Option Shares exceed 19.9% of the Company's issued and outstanding Shares (without giving effect to any Shares subject to or issued pursuant to the Stock Option). The number of Option Shares that may be received upon the exercise of the Stock Option and the Exercise Price are subject to adjustment as set forth in the Stock Option Agreement.

    The Stock Option Agreement also provides that, in the event that any additional Shares are either (i) issued or otherwise become outstanding after the date of the Stock Option Agreement (other than pursuant to the Stock Option Agreement) or (ii) redeemed, repurchased, retired or otherwise cease to be outstanding after the date of the Stock Option Agreement, the number of Option Shares shall be increased or decreased, as appropriate, so that, after such issuance, such number equals 19.9% of the number of Shares then issued and outstanding without giving effect to any Shares subject to issuance pursuant to the Option. The Option may be exercised by the Purchaser at any time or from time to time following the occurrence of a Triggering Event (as hereinafter defined), in whole or in part, until the expiration of six months following the termination of the Merger Agreement in accordance with its terms. The Company's obligation to issue Option Shares upon exercise of the Stock Option is subject to the conditions that (i) all waiting periods under the HSR Act required for the purchase of the Option Shares upon such exercise shall have expired or been waived and (ii) there shall not be in effect any preliminary injunction or other order issued by any Governmental Entity prohibiting the exercise of the Stock Option pursuant to the Stock Option Agreement.

    Pursuant to the Stock Option Agreement, the term "Triggering Event" means the occurrence of any of the following events (a) a person, entity or group (as such terms are defined in the Exchange Act and the rules and regulations thereunder), other than Parent and its subsidiaries or affiliates (each such person, entity or group being a "Third Party"), shall publicly propose (x) any merger, tender offer, exchange offer, sale of assets, sale of shares of capital stock or debt securities or similar transactions involving the Company or any subsidiary, (y) that any change be made in the composition of a majority of the Company Board and such Third Party shall file proxy materials or other documents with the Commission in respect of such proposal or (z) the purchase of 20 percent or more of the total voting power of the Company, including by tender or exchange offer, (b) the Purchaser shall have accepted Shares for payment pursuant to the Offer constituting a majority of the Shares outstanding on a fully diluted basis (excluding Shares issuable pursuant to this Agreement), (c) the Company shall have breached the covenants contained in the Merger Agreement which are described above under "The Merger Agreement--No Solicitation", (d) one or more of the events set forth in paragraph (e) of
Section 14 hereof shall have occurred, or (e) an event as a result of which Parent is, or, as a result of an Acquisition Proposal having been made, may be, entitled to receive the Termination Fee pursuant to the Merger Agreement. The Company will notify the Purchaser promptly in writing of the occurrence of any Triggering Event of which it has knowledge, it being understood that the giving of such notice by the Company shall not be a condition to the right of the Purchaser to exercise the Option.

    Pursuant to the Stock Option Agreement, if, at any time during the period commencing on the occurrence of an event as a result of which Parent is, or, as a result of an Acquisition Proposal having been made, may be, entitled to receive the Termination Fee pursuant to the Merger Agreement and ending on the termination of the Option in accordance with its terms (a) the Purchaser sends to the Company an exercise notice indicating the Purchaser's election to exercise its right pursuant to the Stock Option Agreement, then the Company will pay to the Purchaser, in exchange for the cancellation of the Stock Option with respect to such number of Option Shares as the Purchaser specifies in the exercise notice, an amount in cash equal to such number of Option Shares multiplied by the difference between (a) the Market/Offer Price (as defined below) and (ii) the Exercise Price, or (b) the owner of Option Shares from time to time (the "Owner") sends to the Company an exercise notice indicating the Owner's election to exercise its right pursuant to the Stock Option Agreement, then the Company shall pay to the Owner, in exchange for the Option Shares as specified in the notice, an amount in cash equal to such number of Option Shares multiplied by the Market/Offer Price.

    Pursuant to the Stock Option Agreement, the term "Market/Offer Price" means the highest of (i) the price per Share at which a tender offer or exchange offer therefor has been made, (ii) the price per Share to be paid by any third party pursuant to an agreement with the Company, (iii) the highest closing price for the Shares within the six-month period immediately preceding the date the Purchaser gives notice of the required repurchase of the Stock Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or a substantial portion of the Company's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of the Company as determined by a nationally recognized investment banking firm mutually selected by the Purchaser or the Owner, as the case may be, on the one hand, and the Company, on the other hand, divided by the number of Shares outstanding at the time of such sale. In determining the Market/Offer Price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm mutually selected by the Purchaser or the Owner, as the case may be, on the one hand, and the Company, on the other hand. Notwithstanding the termination of the Stock Option, the Purchaser or the Owner, as the case may be, will be entitled to exercise its rights under the Stock Option Agreement if it has exercised such rights in accordance with the terms hereof prior to the termination of the Stock Option.

    SHAREHOLDERS AGREEMENTS

    The following is a summary of the material terms of the Shareholders Agreements. This summary is qualified in its entirety by reference to the Shareholder Agreements which are incorporated herein by reference and a copy of each of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Shareholders Agreements may be examined and a copy of each of them may be obtained at the place and in the manner set forth in Section 8.

    TENDER OF SHARES. In connection with the execution of the Merger Agreement, Parent and the Purchaser entered into a separate Shareholders Agreement with each of the Selling Shareholders. Upon the terms and subject to the conditions of each of such agreements, each of the Selling Shareholders has agreed to validly tender (and not withdraw) pursuant to and in accordance with the terms of the Offer, not later than the fifteenth business day after commencement of the Offer, the number of Shares owned beneficially by such Selling Shareholder. The Selling Shareholders beneficially own an aggregate of 501,519 Shares directly and hold stock options to purchase an aggregate of 316,074 Shares (which Shares represent approximately 7% and 4%, respectively, of the Company's outstanding Shares on a fully diluted basis).

    PROVISIONS CONCERNING THE SHARES. The Selling Shareholders have agreed that during the period commencing on the date of each of the Shareholders Agreements and continuing until the first to occur of the Effective Time or the termination of the Merger Agreement in accordance with its terms, at any meeting of the Company's shareholders or in connection with any written consent of the Company's shareholders, the Selling Shareholders will vote (or cause to be voted) the Shares held of record or beneficially owned by each of such Selling
Shareholders: (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement, the Stock Option Agreement and each of the Shareholders Agreements and any actions required in furtherance thereof; and (ii) against any Acquisition Proposal and against any action or agreement that would impede, frustrate, prevent or nullify each of the Shareholders Agreements or result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which would result in any of the conditions to the Offer or to the Merger not being fulfilled. In addition, each of the Selling Shareholders has appointed representatives of Parent as proxies to vote such Selling Shareholder's Shares or grant a consent or approval in respect of such Shares in favor of the various transactions contemplated by the Merger Agreement and against any Acquisition Proposal. Each of the Selling Shareholders also agreed not to transfer such Selling Shareholder's Shares and not to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Parent, any of its affiliates or representatives) concerning any Acquisition Proposal.

    OTHER COVENANTS, REPRESENTATIONS, WARRANTIES. In connection with each of the Shareholders Agreements, each of the Selling Shareholders made certain customary representations and warranties, including with respect to (i) ownership of the Shares, (ii) the Selling Shareholder's authority to enter into and perform its or his obligations under the Shareholders Agreement, (iii) the absence of conflicts and requisite governmental consents and approvals, and (iv) the absence of encumbrances on and in respect of the Selling Shareholder's Shares. Parent and the Purchaser have made certain representations and warranties with respect to Parent and the Purchaser's authority to enter into the Shareholders Agreements and the absence of conflicts and requisite governmental consents and approvals.

    CONFIDENTIALITY AGREEMENT

    Pursuant to the Confidentiality Agreement entered into on September 22, 1997 by Parent and the Company (the "Confidentiality Agreement"), the Company and Parent agreed to provide, among other things, for the confidential treatment of their discussions regarding the Offer and the Merger and the exchange of certain confidential information concerning the Company. The Confidentiality Agreement is incorporated herein by reference and a copy of it has been filed with the Commission as an exhibit to the Schedule 14D-1. The Confidentiality Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8 of this Offer to Purchase.

    EMPLOYMENT AGREEMENTS

    In connection with the Merger, the Company entered into an employment agreement, dated as of November 19, 1997, with Keith E. Alessi (the "Employment Agreement") under which Mr. Alessi will continue to serve as the Company's President and Chief Executive Officer following the consummation of the Merger. The term of the Employment Agreement commences at the Effective Time of the Merger and expires on the first anniversary thereof. Pursuant to the Employment Agreement, Mr. Alessi will be paid an annual salary of $300,000 per year, and will be eligible to receive a bonus of up to $300,000 per year if certain performance objectives of the Company and of Cendant are met. The Employment Agreement includes a covenant not to compete or to solicit customers of the Company for a period of two years following termination of Mr. Alessi's employment for any reason, and imposes certain non-disclosure obligations on Mr. Alessi with respect to the Company's confidential and proprietary information. The Company may terminate the Employment Agreement at any time without cause by notice to Mr. Alessi, provided that, upon termination without cause, the Company will be obligated to pay to Mr. Alessi the equivalent of one year's annual salary plus a stipulated bonus.

    In addition, to attract Mr. Alessi as the Company's President and Chief Executive Officer, Mr. Alessi will receive a non-qualified option to acquire 124,838 shares of common stock of Parent (or, if the Parent Merger occurs prior to the Effective Time, 300,000 shares of common stock of Cendant), in either case with a per share exercise price equal to the fair market value of the respective shares under option.

    In connection with the Merger, the Company entered into an employment agreement, dated as of November 24, 1997, with Harry W. Buckley (the "Buckley Agreement") under which Mr. Buckley will continue to serve as a consultant to the Company's Chairman, President and Chief Executive Officer up to two days per week. The term of the Buckley Agreement commences at the Effective Time of the Merger and expires on the first anniversary thereof. Pursuant to the Buckley Agreement, Mr. Buckley will be paid an annual salary of $90,000 per year. The Buckley Agreement includes a covenant not to solicit customers of the Company for a period of two years following termination of Mr. Buckley's employment for any reason, and imposes certain non-disclosure obligations on Mr. Buckley with respect to the Company's confidential and proprietary information. The Company may terminate the Buckley Agreement at any time without cause by notice to Mr. Buckley, provided that, upon termination without cause, the Company will be obligated to pay to Mr. Buckley the amount of his annual salary for the remainder of the term.

    In addition, to attract Mr. Buckley as a consultant to the Company, Mr. Buckley will receive a non-qualified option to acquire 31,209 shares of common stock of Parent (or, if the Parent Merger occurs prior to the Effective Time, 75,000 shares of common stock of Cendant), in either case with a per share exercise price equal to the fair market value of the respective shares under option.

    OTHER MATTERS

    MERGER VOTE. Under Virginia law, the affirmative vote of holders of more than two-thirds of the outstanding Shares entitled to vote, including any Shares owned by the Purchaser, would be required to adopt the Merger. If the Purchaser acquires, through the Offer or otherwise, voting power with respect to more than two-thirds of the outstanding Shares, which would be the case if the Minimum Condition were satisfied, it would have sufficient voting power to effect the Merger without the vote of any other shareholder of the Company. Virginia law also provides that if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a merger with the subsidiary without the authorization of the other shareholders of the subsidiary. Accordingly, if, as a result of the Offer, the Stock Option Agreement, the Shareholders Agreements or otherwise, the Purchaser acquires at least 90% of the outstanding Shares, the Purchaser could, and intends to, effect the Merger without approval of any other shareholder of the Company.

    VIRGINIA AFFILIATED TRANSACTIONS STATUTE.  The Company is also subject to
Article 14 (the "Affiliated Transactions Statute") of the Virginia Stock Corporation Act (the "VSCA"). The Affiliated Transactions Statute generally prohibits a publicly held Virginia corporation from engaging in an "affiliated transaction" with an "interested shareholder" for a period of three years after the date of the transaction in which the person became an interested shareholder, unless (i) a majority of disinterested directors approved in advance the transaction in which the interested shareholder became an interested shareholder or (ii) the affiliated transaction is approved by the affirmative vote of a majority of the disinterested directors and the holders of two-thirds of the voting shares other than the shares beneficially owned by the interested shareholder. A corporation may engage in an affiliated transaction with an interested shareholder beginning three years after the date of the transaction in which the person became an interested shareholder, if the transaction is approved by a majority of the disinterested directors or by two-thirds of the disinterested shareholders or if it complies with certain statutory fair price provisions.

    Subject to certain exceptions, under the VSCA an "interested shareholder" is a person who, together with affiliates and associates, beneficially owns 10% or more of the corporation's outstanding voting securities. "Affiliated transaction" includes: (i) any merger or share exchange with an interested shareholder; (ii) the transfer to any interested shareholder of corporate assets with a fair market value greater than 5% of the corporation's consolidated net worth; (iii) the issuance to any interested shareholder of voting shares with a fair market value greater than 5% of the fair market value of all outstanding voting shares of the corporation; (iv) any reclassification of securities or corporate reorganization that will have the effect of increasing by 5% or more the percentage of the corporation's outstanding voting shares held by any interested shareholder and (v) any plan or proposal for dissolution of the corporation proposed by or on behalf of any interested shareholder.

    Because the Company Board has approved the Merger Agreement, the Stock Option Agreement and the Shareholders Agreements and the transactions contemplated thereby, the provisions of the Affiliated Transactions Statute are not applicable to the Offer, the Merger, the Stock Option and the other transactions contemplated by the Merger Agreement, the Stock Option Agreement and the Shareholders Agreements.

    CONTROL SHARE ACQUISITION STATUTE.  The Company is also subject to Article
14.1 of the VSCA (the "Control Share Acquisition Statute"). The Control Share Acquisition Statute provides that shares of a publicly held Virginia corporation that are acquired in a "control share acquisition" generally will have no voting rights unless such rights are conferred on those shares by the vote of a majority of all the outstanding shares other than interested shares. A control share acquisition is defined, with certain exceptions, as the acquisition of the beneficial ownership of voting shares which would cause the acquirer to have voting power within the following ranges or to move upward from one range into another: (i) 20% to 33 1/3%; (ii) 33 1/3% to 50%; or (iii) more than 50%, of such votes.

    The Control Share Acquisition Statute does not apply to an acquisition of shares of a publicly held Virginia corporation (i) pursuant to a merger or share exchange effected in compliance with the VSCA if the issuing public company is a party to the merger or share exchange agreement, or (ii) directly from the issuing public corporation.

    Because the Control Share Acquisition Statute specifically exempts a merger effected in compliance with the VSCA if the publicly held Virginia corporation is a party to the merger agreement, the provisions of the Control Share Acquisition Statute are not applicable to the Offer or the Merger. In addition, because the Control Share Acquisition Statute specifically exempts an acquisition of shares of an issuing public corporation directly from the issuing public corporation, the provisions of the Control Share Acquisition Statute are not applicable to the Stock Option.

    EXCHANGE ACT. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which the Purchaser seeks to acquire the remaining Shares not held by it. The Purchaser believes, however, that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one year following consummation of the Offer. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority shareholders in such transaction, be filed with the Commission and disclosed to shareholders prior to consummation of the transaction.

    GENERAL. The Purchaser or an affiliate of the Purchaser may, following the consummation or termination of the Offer, seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as it shall determine, which may be more or less than the price to be paid pursuant to the Offer. The Purchaser and its affiliates also reserve the right to dispose of any or all Shares acquired by them.

    Upon the completion of the Offer, Parent intends to conduct a detailed review of the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and consider what, if any, changes would be desirable in light of the circumstances which then exist. Such changes could include changes in the Company's business, corporate structure, charter, by-laws, capitalization, Board of Directors, management or dividend policy, although Parent has no current plans with respect to any of such matters.

    Except as noted in this Offer to Purchase, neither Parent nor the Purchaser has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of assets, involving the Company or any of its subsidiaries, or any material changes in the Company's corporate structure, business or composition of its management or personnel.

13. DIVIDENDS AND DISTRIBUTIONS

    As described above, the Merger Agreement provides that, prior to the Effective Time, the Company will not, (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock, (ii) except pursuant to the Stock Option Agreement, issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its subsidiaries, other than Shares reserved for issuance on the date of the Merger Agreement pursuant to the exercise of Company Options outstanding on the date of the Merger Agreement, as permitted by the Merger Agreement, or (iii) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock.

14. CONDITIONS TO THE OFFER

    Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the Purchaser's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate or amend the Offer as to any Shares not then paid for, if (i) any applicable waiting period under the HSR Act has not expired or terminated, (ii) the Minimum Condition has not been satisfied, or (ii) at any time on or after the date of the Merger Agreement and before the Expiration Date, any of the following events shall occur or shall be determined by the Purchaser to have occurred:

    (a) there shall be threatened or pending any suit, action or proceeding by any Governmental Entity (i) seeking to prohibit or impose any material limitations on Parent's or the Purchaser's ownership or operation (or that of any of their respective subsidiaries or affiliates) of all or a material portion of their or the Company's businesses or assets, or to compel Parent or the Purchaser or their respective subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent and their respective subsidiaries, in each case taken as a whole, (ii) challenging the acquisition by Parent or the purchaser of any Shares under the Offer or pursuant to the Stock Option Agreement or the Shareholders Agreements, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by this Agreement, the Stock Option Agreement or the Shareholders Agreements, or seeking to obtain from the Company, Parent or the Purchaser any damages that are material in relation to the Company and its subsidiaries taken as a whole, (iii) seeking to impose material limitations on the ability of the Purchaser, or rendering the Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger, (iv) seeking to impose material limitations on the ability of the Purchaser or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's shareholders, or (v) which otherwise is reasonably likely to have a material adverse affect on the consolidated financial condition, businesses or results of operations of the Company and its subsidiaries, taken as a whole;

    (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, or any other action shall be taken by any Governmental Entity, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

    (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or in the Nasdaq National Market System, for a period in excess of two days (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) a commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any United States or foreign governmental authority on the extension of credit by banks or other financial institutions, (v) any decline in either the Dow Jones Industrial Average or the Standard & Poor's Index of 500 Industrial Companies by an amount in excess of 20% measured from the close of business on the date of the Merger Agreement for a period of at least five consecutive trading days; PROVIDED, HOWEVER, in the event that there shall have occurred a decline in either the Dow Jones Industrial Average or the Standard & Poor's Index of 500 Industrial Companies by an amount in excess of 20% measured from the close of business on the date of the Merger Agreement and which remains in effect on the scheduled expiration date of the Offer but which decline shall not have existed for a period of at least five consecutive trading days, the Purchaser shall extend the Offer for up to five business days in order to enable the Purchaser to determine whether such decline continues for a period of at least five consecutive trading days; PROVIDED, FURTHER, that the Purchaser shall be required to notify the Company of its determination to terminate the Offer as a result of the occurrence of a decline contemplated in this paragraph (c)(v) within three days following the occurrence thereof, unless the scheduled expiration date of the Offer (as it may be extended pursuant to the Merger Agreement or the immediately preceding proviso) is to occur within such three day period, in which event the Purchaser shall be required to notify the Company of such determination by 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date, or (vi) a change in general financial bank or capital market conditions which materially or adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans;

    (d) there shall have occurred any material adverse change (or any development that, insofar as reasonably can be foreseen, is reasonably likely to result in any material adverse change) in the consolidated financial condition, businesses, results of operations or prospects of the Company and its subsidiaries, taken as a whole;

    (e) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or the Purchaser its approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any Acquisition Proposal or the Company shall have entered into any agreement with respect to any Superior Proposal in accordance with this Agreement;

    (f) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality shall not be true and correct and any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case as of the date of the Merger Agreement and as of the scheduled expiration of the Offer;

    (g) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement;

    (h) the Merger Agreement shall have been terminated in accordance with its terms;

    (i) all of the Warrants shall have been exercised in full and the Shares issuable upon the exercise thereof shall have been issued; or

    (j) the Company shall have received written resignations, conditioned upon and to be effective only upon the purchase of and payment for by Parent or any of its subsidiaries of Shares which represent at least a majority of the outstanding Shares (on a fully diluted basis), of that number of directors of the Company as Parent is entitled to designate pursuant to the Merger Agreement, such that Parent may exercise such rights; which in the reasonable judgment of Parent or the Purchaser, in any such case, and regardless of the circumstances (including any action or inaction by Parent or the Purchaser) giving rise to such condition makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payment for Shares.

    The foregoing conditions are for the sole benefit of Parent and the Purchaser, may be waived by Parent or the Purchaser, in whole or in part, at any time and from time to time in the sole discretion of Parent or the Purchaser. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

15. CERTAIN LEGAL MATTERS

    Except as described in this Section 15, based on a review of publicly available filings by the Company with the Commission and other publicly available information concerning the Company, the Purchaser is not aware of any regulatory license or permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by the Purchaser pursuant to the Offer or, except as set forth below, of any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required prior to the acquisition of Shares by the Purchaser pursuant to the Offer. Should any such approval or other action be required, the Purchaser currently contemplates that it will be sought. While the Purchaser does not currently intend to delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the Company's business or that certain parts of the Company's business might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 15. See Section 14.

    STATE TAKEOVER STATUTES. A number of states have adopted "takeover" statutes that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in such states.

    The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted "takeover" statutes. The Purchaser does not know whether any of these statutes will, by their terms, apply to the Offer, and has not complied with any such statutes. To the extent that certain provisions of these statutes purport to apply to the Offer, the Purchaser believes that there are reasonable bases for contesting such statutes. The Company Board has approved the acquisition of Shares pursuant to the Offer, the Merger and the Stock Option Agreement for purposes of the Affiliated Transactions Statute and the Contol Share Acquisition Statute. See Section 12. If any person should seek to apply any state takeover statute, the Purchaser would take such action as then appears desirable, which action may include challenging the validity or applicability of any such statute in appropriate court proceedings. If it is asserted that one or more takeover statutes apply to the Offer, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities, and the Purchaser might be unable to purchase or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for payment or pay for Shares tendered. See Section 14.

    UNITED STATES ANTITRUST. The Offer, the Merger and the acquisition of Shares pursuant to the Stock Option Agreement are subject to the HSR Act, which provides that certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission ("FTC") and certain waiting period requirements have been satisfied. As soon as practicable after the date hereof, Parent will file a Notification and Report Form with respect to the Offer, the Merger and the purchase of Shares pursuant to the Stock Option Agreement. Due to the pendency of the Parent Merger, CUC is making a concurrent filing under the HSR Act in order to comply with the requirements thereof in the event the Parent Merger is consummated prior to the purchase of Shares in the Offer or pursuant to the Stock Option.

    Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares under the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by Parent, unless the Antitrust Division and the FTC terminate the waiting period prior thereto. If, within such 15-day period, either the Antitrust Division or the FTC requests additional information or material from Parent concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. The Purchaser will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See Section 14.

    The Merger would not require an additional filing under the HSR Act if the Purchaser owns 50% or more of the outstanding Shares at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Offer expires or is terminated.

    The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's acquisition of Shares pursuant to the Offer, the Merger and the Stock Option Agreement. At any time before or after the Purchaser's acquisition of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise or seeking divestiture of Shares acquired by the Purchaser or divestiture of substantial assets of Parent or its subsidiaries. Private parties and state attorneys general may also bring legal action under the antitrust laws under certain circumstances. Based upon an examination of publicly available information relating to the businesses in which Parent and the Company are engaged, Parent and the Purchaser believe that the acquisition of Shares by the Purchaser will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by the Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

16. FEES AND EXPENSES

    The Purchaser has retained Merrill Lynch and Smith Barney, Inc. to act as Dealer Managers and to provide certain financial advisory services, MacKenzie Partners, Inc. to act as the Information Agent and The Chase Manhattan Bank to act as the Depositary in connection with the Offer. The Dealer Managers and the Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer material to beneficial owners. The Dealer Managers, the Information Agent and the Depositary each will receive reasonable and customary compensation for their services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws. Parent has agreed to pay $250,000 to each of Matthew Edelman, who identified the Company to Parent as a possible strategic transaction candidate and who is the son of a member of Parent's Board of Directors, and Michael Karsch, an Associate with Chiefton Capital Management, Inc. ("Chiefton") who discussed the Company with Matthew Edelman, in consideration for their assistance in connection with the transaction. Chiefton is the record owner of an aggregate of 143,550 Shares, all of which are beneficially owned by Chiefton's principals, employees or clients, including 10,675 Shares beneficially owned by Mr. Karsch.

    None of the Dealer Managers, the Information Agent or the Depositary has been retained to make solicitations or recommendations in connection with the Offer. Neither Parent nor the Purchaser will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Managers and the Information Agent) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will be reimbursed by the Purchaser for reasonable expenses incurred by them in forwarding material to their customers.

17. MISCELLANEOUS

    The Purchaser is not aware of any jurisdiction in which the making of the Offer is not in compliance with applicable law. If the Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, the Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, the Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In those jurisdictions whose securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Purchaser by the Dealer Managers or one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

    No person has been authorized to give any information or make any representation on behalf of the Purchaser or Parent not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

    The Purchaser has filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule 14D-1 and any amendments thereto, including exhibits, may be inspected and copies may be obtained at the same places and in the same manner as set forth in Section 8 (except that they will not be available at the regional offices of the Commission).

HJ ACQUISITION CORP.
November 25, 1997

                                                                      SCHEDULE I

                            DIRECTORS AND EXECUTIVE
                      OFFICERS OF PARENT AND THE PURCHASER

    1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of Parent. Except as noted, each such person is a citizen of the United States of America. The business address of each such person is c/o HFS Incorporated, 6 Sylvan Way, Parsippany, New Jersey 07054.

DIRECTORS

    The following individuals serve as directors of the Company as of November 25, 1997:

Henry R. Silverman, Chairman

James E. Buckman

Leonard Coleman

Christel DeHaan

Martin L. Edelman

Stephen P. Holmes

Robert D. Kunisch

Michael P. Monaco

The Rt. Hon. Brian Mulroney

Robert E. Nederlander

Robert W. Pittman

E. John Rosenwald, Jr.

Leonard Schutzman

Robert F. Smith

John D. Snodgrass

HENRY R. SILVERMAN, age 57, Director, Chairman of the Board, Chairman of the Executive Committee and Chief Executive Officer of Parent since May 1990. From November 1994 until February 1996, Mr. Silverman also served as Chairman of the Board and Chief Executive Officer of Chartwell Leisure Inc. ("Chartwell"), formerly known as National Gaming Corp. and National Lodging Corp., an independent publicly traded company and former wholly owned subsidiary of Parent.

JAMES E. BUCKMAN, age 53, has been Senior Executive Vice President, General Counsel and Assistant Secretary of Parent since May 1997 and Executive Vice President, General Counsel and Assistant Secretary of Parent since February 1992 and a Director of Parent since June 1994. Mr. Buckman also serves as a director and officer of several subsidiaries of Parent. From November 1994 to February 1996, Mr. Buckman served as the Executive Vice President, General Counsel and Secretary of Chartwell and until August 1996 he served as a Director of Chartwell.

LEONARD COLEMAN, age 48, has been a Director of Parent since April 1997. Mr. Coleman has served as President of The National League of Professional Baseball Clubs since 1994, having previously served since 1992 as Executive Director, Market Development of Major League Baseball. Mr. Coleman is a director of Beneficial Corporation, Owens Corning, the Omnicom Group, New Jersey Resources and Avis Rent A Car, Inc.

CHRISTEL DEHAAN, age 54, was elected a Director of Parent effective in November 1996. Ms. DeHaan founded Resort Condominiums International, Inc. ("RCI") in 1974, until November 1996 served as its Chairman and Chief Executive Officer and currently serves as the Chairman of the Board of Directors of RCI. Ms. DeHaan also currently serves as President and Chief Executive Officer of CD Enterprises, Inc.

MARTIN L. EDELMAN, age 56, has been a Director of Parent since November 1993. Mr. Edelman also serves as President and a Director of Chartwell. He has been a partner with Battle Fowler, a New York City law firm, from 1972 through 1993 and as of January 1, 1994 is Of Counsel to that firm. Battle Fowler has represented Parent in a number of transactions during the past fiscal year. Mr. Edelman is also a partner of Chartwell Hotels Associates, Chartwell Leisure Associates L.P., Chartwell Leisure Associates L.P. II, and of certain of their respective affiliates. Mr. Edelman also serves as a Director of Capital Trust and Avis Rent A Car, Inc.

STEPHEN P. HOLMES, age 40, has been a Vice Chairman of Parent since September 1996 and has served as a Director of Parent since June 1994. From July 1990 through September 1996 Mr. Holmes served as Executive Vice President, Treasurer and Chief Financial Officer of Parent. Mr. Holmes also serves as a director and officer of several subsidiaries of Parent. Mr. Holmes also serves as a Director and, from November 1994 to February 1996 was the Executive Vice President and Chief Financial Officer, of Chartwell. Mr. Holmes also serves as a director of Avis Europe Ltd. and Avis Rent A Car, Inc.

ROBERT D. KUNISCH, age 55, has been a Director of Parent since April 1997. Mr. Kunisch has served as Vice Chairman of Parent since April 1997, having previously been Chairman of the Board (since 1989), Chief Executive Officer (since 1988) and President (since 1984) of PHH Corporation. He is a member of the board of directors of CSX Corporation, Mercantile Bankshares Corporation and GenCorp, Inc.

MICHAEL P. MONACO, age 49, was appointed Vice Chairman and Chief Financial Officer of Parent in October 1996 and was elected to the Board of Directors effective January 27, 1997. Mr. Monaco also serves as a director and officer of several subsidiaries of Parent. Mr. Monaco served as Executive Vice President and Chief Financial Officer of the American Express Company from September 1990 to June 1996. Mr. Monaco also serves as a director of Avis Rent-A-Car, Inc.

THE RT. HON. BRIAN MULRONEY, P.C., L.L.D., age 58, has been a Director of Parent since April 1997. Mr. Mulroney served as Prime Minister of Canada from 1984 to 1993 and is currently senior partner in the Montreal-based law firm, Oglivy Renault. He is a member of several corporate boards of directors, including Archer Daniels Midland Company Inc., Barrick Gold Corporation and Petrofina, S.A. Mr. Mulroney is a Canadian citizen.

ROBERT E. NEDERLANDER, age 64, has been a Director of Parent since July 1995. Mr. Nederlander has been President and Director since November 1981 of the Nederlander Organization, Inc., owner and operator of one of the world's largest chains of legitimate theaters. Mr. Nederlander has been Chairman of the Board of Riddell Sports Inc. ("Ridell") since April 1988 and was the Chief Executive Officer of such corporation from 1988 through April 1, 1993. From February until June 1992, Mr. Nederlander was also Ridell's interim President and Chief Operating Officer. He served as the Managing General Partner of the New York Yankees from August 1990 until December 1991, and has been a limited partner since 1973. Mr. Nederlander has been President since October 1985 of the Nederlander Television and Film Productions, Inc.; Chairman of the Board since January 1988 of Mego Financial Corp. ("Mego"); Mr. Nederlander also served as Vice Chairman of the Board since February 1988 to early 1993 of Vacation Spa Resorts, Inc., an affiliate of Mego; and Chairman of the Board of Allis-Chalmers Corp. from May 1989 to 1993 and as Vice Chairman from 1993 through October 1996. In October 1996, Mr. Nederlander became a director of News Communications, Inc., a publisher of community oriented free circulation newspapers.

ROBERT W. PITTMAN, page 43, has been a Director of Parent since July 1994. Since October 1996 Mr. Pittman has been President and Chief Executive Officer of AOL Networks, a unit of America Online, Inc. From September 1995 through October 1996, Mr. Pittman served as the Chief Executive Officer and Managing Partner of the Parent's wholly owned subsidiary, Century 21 Real Estate Corporation. From 1990 until September 1995, Mr. Pittman served as President and Chief Executive Officer of Time Warner Enterprises, a business development unit of Time Warner Inc. and, from 1991 to September 1995, additionally, as Chairman and Chief Executive Officer of Six Flags Entertainment Corporation, the parent of Six Flags Theme Parks Inc. Mr. Pittman serves as a director of America Online, Inc.

MR. ROSENWALD, age 67, was elected a director of Parent effective in September 1996. Mr. Rosenwald has been, since 1988, Vice Chairman of The Bear Stearns Companies, Inc. Mr. Rosenwald also serves as a Director of The Bear Stearns Companies, Inc., Hasbro, Inc. and Frequency Electronics, Inc.

LEONARD SCHUTZMAN, age 50, has been a Director of Parent since August 1993. Mr. Schutzman is currently Chairman of the Board and Chief Executive Officer of Triad Capital Corporation of New York, a small business investment company, and is a professor at the William E. Simon Graduate School of Business at the

University of Rochester in Rochester, New York. Mr. Schutzman was Senior Vice President of PepsiCo Inc. from February 1987 to April 1995. Mr. Schutzman also serves as a Director of RCSB Finance, Inc., the bank holding company for Rochester Community Savings Bank.

ROBERT F. SMITH, age 64, has been a Director of Parent since February 1993. From November 1994 until August 1996, Mr. Smith also served as a Director of Chartwell. Mr. Smith is the retired Chairman and Chief Executive Officer of American Express Bank, Ltd. ("AEBL"). He joined AEBL's parent company, the American Express Company in 1981 as Corporate Treasurer before moving to AEBL and serving as Vice Chairman and Co-Chief Operating Officer and then President prior to becoming CEO. Mr. Smith is currently a Partner in Car Component Technologies, Inc., an automobile parts remanufacturer, located in Bedford, New Hampshire.

JOHN D. SNODGRASS, age 40, has been a Director, President and Chief Operating Officer of Parent since February 1992 and was appointed Vice Chairman in September 1996. Mr. Snodgrass also serves as a Director, Chairman of the Board and Chief Executive Officer of several subsidiaries of Parent. From November 1994 through January 1996, Mr. Snodgrass served as Vice Chairman of the Board of Chartwell.

EXECUTIVE OFFICERS

    The following table sets forth certain information regarding the executive officers of Parent:

            NAME                                            OFFICE OR POSITIONS HELD
----------------------------  ------------------------------------------------------------------------------------
Henry R. Silverman..........  Chairman of the Board and Chief Executive Officer
John D. Snodgrass...........  Vice Chairman, President, Chief Operating Officer
Stephen P. Holmes...........  Vice Chairman
Michael P. Monaco...........  Vice Chairman and Chief Financial Officer
James E. Buckman............  Executive Vice President, General Counsel and Assistant Secretary
John W. Chidsey.............  Executive Vice President, Business Development
David P. McNicholas.........  Executive Vice President and Chief Information Officer
John M. Osborne.............  Executive Vice President of Franchise Sales
Douglas L. Patterson........  Executive Vice President, Call Center Operations
John J. Russell, Jr.........  President, Hospitality Division
Richard A. Smith............  President, Real Estate Division

    For biographical information concerning Messrs. Silverman, Snodgrass, Holmes, Monaco and Buckman see "Directors" above.

    JOHN W. CHIDSEY, age 35, has been an Executive Vice President, Business Development of Parent since May 1997. From January 1996 through May 1997, Mr. Chidsey served as Senior Vice President, Preferred Alliance Programs for Parent. From 1994 through 1995, Mr. Chidsey served as Chief Financial Officer, Pepsi-Cola International, Eastern Europe and from 1992 through 1994, he served as Chief Financial Officer of PepsiCo World Trading Co.

    DAVID P. MCNICHOLAS, age 56, was appointed Executive Vice President and Chief Information Officer of Parent in November 1996. Mr. McNicholas also has been, since May 1994, President and, since May 1987, a Director of WizCom International, Ltd., a subsidiary of Parent. Prior to November 1996, Mr. McNicholas served as Corporate Vice President of Information Systems of Avis, Inc. Mr. McNicholas currently serves as a Director of Avis Europe Ltd.

    JOHN M.OSBORNE, age 46, has been Executive Vice President of Franchise Sales for Parent's Hospitality Division since July 1993. In August 1996, Mr. Osborne also assumed responsibility for Parent's Franchise Sales for the Real Estate Division. Mr. Osborne was General Manager for the Central Region of Wang Laboratories Inc. from July 1991 to June 1993. Prior to such time he spent approximately 12 years at Unisys Corporation in various senior management positions.

    DOUGLAS L. PATTERSON, age 41, has been an Executive Vice President, Call Center Operations of Parent since June 1997. From August 1992 through June 1997, Mr. Patterson served as Senior Vice President, Reservations of Parent.

    JOHN J. RUSSELL, JR., age 50, has been President of the Hospitality Division of Parent since April 1996. Prior to such time, Mr. Russell served as Executive Vice President of Franchise Sales for the Real Estate Division of Parent from October 1995 through March 1996 and President of Days Inns of America, Inc. from August 1992 to October 1995.

    MR. SMITH, age 43, has been President of Parent's Real Estate Division since October 1996. Prior to such time, Mr. Smith served as Executive Vice President of Operations of Parent since February 1992.

    2. DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of the Purchaser. Each such person is a citizen of the United States of America and the business address of each such person is c/o HFS Incorporated, 6 Sylvan Way, Parsippany, NJ 07059.

DIRECTORS

Michael P. Monaco
James E. Buckman
Stephen P. Holmes

EXECUTIVE OFFICERS

Michael P. Monaco............................  President
James E. Buckman.............................  Vice President and Secretary
Stephen P. Holmes............................  Vice President

    For biographical information concerning Messrs. Monaco, Buckman and Holmes see Section 1 above.

    Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or such stockholder's broker, dealer, commercial bank or other nominee to the Depositary at one of its addresses set forth below.

                        THE DEPOSITARY FOR THE OFFER IS:

                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

          BY HAND:                       BY MAIL:                 BY OVERNIGHT CARRIER:
   ChaseMellon Shareholder        ChaseMellon Shareholder        ChaseMellon Shareholder
      Services, L.L.C.               Services, L.L.C.               Services, L.L.C.
   120 Broadway-13th Floor         Post Office Box 3305            85 Challenger Road
     New York, NY 10271         South Hackensack, NJ 07606       Mail Drop Reorg. Dept.
    Attn: Reorganization           Attn: Reorganization         Ridgefield Park, NJ 07660
         Department                     Department


                      FACSIMILE FOR ELIGIBLE INSTITUTIONS:

                                  201-329-8936

                              TO CONFIRM FAX ONLY:

                                  201-296-4860

    Any questions or requests for assistance may be directed to the Dealer Managers or the Information Agent at their respective telephone numbers and locations listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent at its address and telephone numbers set forth below. You may also contact your broker, dealer, commercial bank or trust company or nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                                      LOGO

                                156 Fifth Avenue
                            New York, New York 10010
                        (212) 929-5500 (Call Collect) or
                         CALL TOLL-FREE (800) 322-2885

                     THE DEALER MANAGERS FOR THE OFFER ARE:

    MERRILL LYNCH & CO.           SMITH BARNEY INC.

  World Financial Center        388 Greenwich Street
        North Tower           New York, New York 10013
    New York, New York          (212) 816-7970 (Call
        10281-1305                    Collect)
   (212) 449-8971 (Call
         Collect)

November 25, 1997